Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Branch, China CITIC Bank Co., Ltd (“the Creditor”) dated February 25th, 2009

Main contents
➢	Contract number: (2009) Shenyinsun daizi 002;
➢	Loan principal: RMB 50 million;
➢	Loan term: from February 25[t]h, 2009 to February 25[t]h, 2010;
➢	Interest rate: fixed at 5.31%;
■	Penalty interest rate for delayed repayment: 5.31% plus 50% *5.31%;
■	Penalty interest rate for embezzlement of loan proceeds: 5.31% *1;
■	Interest accrued and settled per month, interest settlement day is 20th of each month;
➢	Purpose of the loan is to provide working capital for the Company;
➢
In the event of occurrence of the any of the following during the term of loan, The Creditor is entitled to demand repayment of loan principal before maturity and withdraw directly from any accounts of the Company for the repayment:

■	Delay in repayment of interest for the loan;
■	The Company suffers operation loss or sharp decline in operation;
■	Being involved in or threatened to be involved in lawsuit, arbitration or other legal disputes;
■	Providing untrue financial statements or information;
■	Embezzling loan (i.e. using loan proceeds for purposes other than what is agreed in the contract without the consent of the Creditor);
■	Refusing the examination or supervision of the Creditor on the Company’s operational and financial conditions, and refuse to provide relevant financial statements and information;
■	Great changes in management;
■	Occurrence of other instances which endanger the safety of the loan provided by the Creditor;
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Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; terminate the loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal and interest; indemnification for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

➢	The Company guaranteed not to use the loan borrowed from the bank to invest in purchasing securities or real estates. Otherwise, the Company shall be liable for any loss incurred to the Creditor.

Headlines of the articles omitted:
➢	Loan arrangement
➢	Interest clearing of the loan
➢	Payment of the loan
➢	Interest penalty of loan
➢	Guarantee of the loan agreement
➢	Renew of obligation
➢	Announcement and guarantee of the Company
➢	Rights and obligation of the Company
➢	Rights and obligations of the Creditor
➢	Disputation settlement
➢	Validity
➢	Notarization
➢	Text
➢	Supplemental